EXHIBIT (p)


[LOGO] IAI     CODE OF ETHICS


                                                            Adopted May 10, 1995
                                                        Revised January 20, 1999


                                 CODE OF ETHICS

1.       PURPOSES

         This Code of Ethics is adopted by and on behalf of Investment Advisers, Inc., IAI International Limited, IAI Securities, Inc. and each of the registered investment companies within the IAI Family of Funds in an effort to prevent violations of the 1940 Act and the Rules and Regulations thereunder and to codify the written policies and procedures designed to prevent the misuse of Material nonpublic information in violation of the 1934 Act or the Advisers Act, or the Rules and Regulations thereunder or ensure IAI International's compliance with the Investment Management Regulatory Organisation and the Rules and Regulations thereunder.

         Rule 17j-1(b)(1) of the 1940 Act requires registered investment companies and each investment adviser of or principal underwriter for such investment companies to adopt a written code of ethics containing provisions reasonably necessary to prevent access persons from engaging in certain activities prohibited by Rule 17j-1 and to use reasonable diligence, and institute procedures reasonably necessary, to prevent violations of such code.

         Section 204A of the Advisers Act requires investment advisers to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of Material nonpublic information by such investment adviser or any person associated with such investment adviser.

         The purpose of this Code is to establish policies consistent with Rule 17j-1 of the 1940 Act, Section 204A of the Advisers Act and with the following general principals:

                  ALL EMPLOYEES HAVE THE DUTY AT ALL TIMES TO PLACE THE INTERESTS OF CLIENTS AND SHAREHOLDERS AHEAD OF THEIR OWN PERSONAL INTERESTS IN ANY DECISION RELATING TO THEIR PERSONAL INVESTMENTS.

                  ALL PERSONAL SECURITIES TRANSACTIONS SHALL BE CONDUCTED CONSISTENT WITH THIS CODE AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL

                  CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY.

                  EMPLOYEES SHALL NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR POSITION AND MUST AVOID ANY SITUATION THAT MIGHT COMPROMISE, OR CALL INTO QUESTION, THEIR EXERCISE OF FULLY INDEPENDENT JUDGMENT IN THE INTEREST OF SHAREHOLDERS AND CLIENTS.

2.       SCOPE AND APPLICABILITY

         The prohibitions and the preclearance and reporting requirements set forth in this Code apply to all transactions in a Security which the Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership unless that Security or transaction has been specifically exempted by this Code. An Access Person may be an Access Person with respect to one or more of the individual companies described collectively herein as Adviser.

3.       DEFINITIONS

         Unless the context clearly indicates otherwise, capitalized terms have the meanings set forth in Section 15 hereto.

4.       EXEMPTED SECURITIES

         Sections 6, 7 and 9 of this Code shall not apply to:

         (a) shares of unaffiliated registered open-end investment companies (mutual funds, European funds and unit trusts);

         (b) securities issued by the United States government, the UK government or any EU government;

         (c) short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act;

         (d) bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated by Adviser or the Board of Directors of a Fund; and

         (e)      foreign currencies.

5.       EXEMPTED TRANSACTIONS

         A.       Sections 6, 7 and 9 of this Code shall not apply to:

                  (1) purchases or sales of securities which are not eligible for purchase or sale by any Fund or other client of Adviser;

                  (2) purchases or sales which are non-volitional on the part of either the Access Person or a Fund or other client of Adviser, including PEP and ISA products for IAI International employees;

                  (3) purchases which are part of an automatic dividend reinvestment plan; and

                  (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         B.       Sections 6 and 7 of this Code shall not apply to:

                  (1) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control; and

                  (2) purchases and sales of corporate and municipal bond or UK and EU Local authority securities in the secondary market; provided, however such transactions shall remain subject to the prohibitions of Section 7.D.

                  (3) purchases and sales of World Bank and Government Public Body bonds.

6.       PRECLEARANCE

         Except as set forth in Sections 4 and 5 of this Code, Access Persons, other than Disinterested Directors and Non-Executive Directors, must preclear all personal transactions in a Security as set forth below. The preclearance requirements of this Section 6 are in addition to, and not in limitation of, the prohibitions of Sections 7 and 8 and the reporting requirements of Section 9 of this Code.

         A.       PUBLICLY TRADED SECURITIES

                  Preclearance is required for any purchase or sale of a publicly traded Security. Such transactions must be precleared pursuant to such procedures as may be established by Adviser from time to time. If clearance is granted for a transaction, the transaction must be executed by the close of business on the day such clearance is granted.

         B.       PRIVATE PLACEMENTS

                  Prior approval is required for any purchase of a non-publicly traded security. Such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Fund or other client of Adviser and whether the opportunity is being offered to the Access Person by virtue of his or her position with Adviser.

7.       PROHIBITED PURCHASES AND SALES

         A.       EQUITY INITIAL PUBLIC OFFERINGS

                  No Investment Personnel or Senior Management shall acquire any equity Security in an initial public offering. Privatisations in which a traunch has been reserved for retail investors and which no IAI or IAII clients have access, are permitted.

         B.       DEBT NEW ISSUE OFFERINGS

                  No Investment Personnel or Senior Management shall acquire in a new issue offering any municipal or corporate debt security in which a Fund or other client of Adviser is also acquiring an interest.

         C.       BLACKOUT PERIODS

                  (1) Access Persons. Except as provided in Sections 4 and 5 of this Code, Access Persons are prohibited from executing a personal transaction in a Security at any time during which (1) such Security is listed on a restricted security list or other such list as may be maintained by Adviser; or (2) such Access Person has actual knowledge that such Security is being considered for purchase or sale by Adviser.

                  (2) Portfolio Managers. In addition to the prohibitions set forth in Section 7.C.(1) above, Portfolio Managers are prohibited from executing a personal transaction in a Security within seven days before purchasing or selling such Security for a Fund or other client account for which such Portfolio Manager has management or advisory responsibility.

         D.       SHORT-TERM TRADING

                  Except as provided in Section 4 and Sections 5.A. and 5.B.(1) of this Code, Investment Personnel are prohibited from profiting from a purchase and sale, or sale and purchase, of the same Security within 60 calendar days. The following additional securities are exempt from this restriction:

                           *        Stock Index Options and Futures
                           *        Hard Commodity Options and Futures
                           *        Options and Futures on U.S. Government
                                    Securities
                           *        Options and Futures on Foreign Currencies
                           *        Options and Futures on Corporate or
                                    Municipal Bond Indices

         E.       TRANSACTIONS BY DISINTERESTED AND NON-EXECUTIVE DIRECTORS

                  (1) Disinterested and Non-Executive Directors are prohibited from executing transactions in a Security if such director, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her official duties as a director of a Fund or Adviser should have known, that during the fifteen day period immediately preceding or after the date of the transaction in such a Security by the director, such Security is or was purchased or sold by Adviser or is or was being considered for purchase or sale by Adviser.

                  (2) With respect to securities transactions by a Fund, Disinterested Directors in their capacity as such have responsibility for reviewing such transactions at regular quarterly meetings. Such meetings typically are held 30 to 45 days after each calendar quarter. Schedules of securities transactions during the most recent prior calendar quarter are mailed to Disinterested Directors approximately one week before the meeting at which they will be reviewed. Such schedules do not include transactions in any security which have occurred, or with respect to which the transaction order has not been completed, within fifteen days prior to the mailing. Consequently, Disinterested Directors in the ordinary course of fulfilling their official duties to a Fund shall be deemed to have no duty, and would have no reason to know of, or inquire about, a transaction in a security by a Fund during the fifteen day period immediately preceding or after such Disinterested Director's transaction in that security.

8.       INSIDER TRADING RESTRICTIONS

         (a) Employees shall use due care to ensure that Material nonpublic information remains secure and shall not divulge to any person any Material nonpublic information, except in the performance of his or her duties. For example, files containing Material nonpublic information should be sealed, and access to computer files containing Material nonpublic information should be restricted.

         (b) If an Employee learns of any Material nonpublic information, such information shall not be divulged to any other person except such information shall be promptly disclosed to the Manager of Compliance of Adviser.

         (c) Upon receipt of such Material nonpublic information, the Manager of Compliance of Adviser shall promptly notify appropriate personnel of Adviser to abstain from all trading in the appropriate Security until such information becomes public. Orders already sent for execution may not be halted or changed upon receipt of material insider information.

         (d) No Insider shall engage in Insider Trading, on behalf of himself or others.

         (e) Absent extraordinary circumstances, no Insider shall be deemed to have violated this Code for effecting a Securities transaction, if such Insider has been advised by the Manager of Compliance that the transaction would be consistent with this Code.

         (f)      Adviser shall make written records of actions under this
                  Section 8.

9.       REPORTING

         A.       ACCESS PERSONS

                  (1) Access Persons (other than Disinterested Directors and Non-Executive Directors) shall direct their brokers to supply to the Director of Compliance or other designated compliance officer of the Adviser, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts in which such Access Persons have Beneficial Ownership. Compliance with this requirement will be deemed to satisfy the reporting requirements imposed on Access Persons under Rule 17j-1(c).

                  (2) Upon commencement of employment and monthly thereafter, Access Persons (other than Disinterested Directors and Non-Executive Directors) shall disclose all personal securities holdings. Compliance with the ongoing reporting requirement will be satisfied by providing monthly statements of brokerage accounts. Securities not included in such brokerage statements must be reported annually.

                  (3) Investment Personnel and Senior Management who own securities acquired in a private placement shall disclose such ownership to the Chief Investment Officer of Adviser if such person is involved in any subsequent consideration of an investment in the issuer by Adviser. In such circumstances, Adviser's decision to purchase securities of the issuer will be subject to an independent review by Investment Personnel with no personal interest in the issuer.

         B.       DISINTERESTED DIRECTORS AND NON-EXECUTIVE DIRECTORS

                  (1) Disinterested Directors and Non-Executive Directors need only report a transaction in a Security if such director, at the time of that transaction, knew, or in the ordinary course of fulfilling his or her official duties as a director should have known, that during the fifteen day period immediately preceding or subsequent to the date of the transaction by the director, such security was purchased or sold by a Fund or Adviser or was being considered for purchase or sale by a Fund or Adviser.

                  (2) Any report required by this Section 9.B shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

                           (i) the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                           (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                           (iii) the price at which the transaction was effected; and

                           (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

10.      POST-TRADE MONITORING

         Adviser shall implement appropriate procedures to monitor personal investment activity by Access Persons.

11.      ANNUAL REPORTING

         The Manager of Compliance will annually prepare a report to the Board of Directors of the Adviser and to the Board of Directors of the Funds that summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year, identifies any violations requiring significant remedial action and identifies any recommended changes in existing restrictions.

12.      GIFTS

         Employees of Adviser are prohibited from receiving any gift or combination of gifts within a 12-month period of more than $100 in value from any person or entity that does business with Adviser or a Fund. Occasional business meals or entertainment (theatrical or sporting events, etc.) are not considered as gifts and are permitted so long as they are not excessive in number or cost. Employees must maintain a log of gifts and occasional business meals/entertainment and report such gifts in accordance with procedures adopted by Adviser from time to time.

13.      SERVICE AS A DIRECTOR

         Employees of Adviser are prohibited from serving as a member of the Board of Directors of publicly traded companies absent prior authorization by the Board of Directors of the Fund based upon a determination that such service is consistent with the interests of the Fund and its shareholders.

14.      SANCTIONS

         A.       GENERAL

                  Upon discovering a violation of this Code of Ethics, Adviser may impose such sanctions as it deems appropriate, including inter alia, disgorgement of profits realized, a fine, letter of censure, or suspension or termination of the employment of the violator. A violator shall be obligated to pay any sums due pursuant to this paragraph due to a violation by a member of the immediate family of such violator. Any profits realized on trades in violation of the prohibitions set forth in Sections 7 and 8 must be immediately disgorged except those violations described in Section 14.C. In determining any further sanctions to be imposed for violations of this Code, irrespective of whether profits were realized by the violator as a result of trading within the proscribed period or otherwise, Adviser may consider any factors deemed relevant, including without limitation:

                           1.       the degree of willfulness of the violation;

                           2.       the severity of the violation;

                           3. the extent, if any, to which the violator profited or benefited from the violation;

                           4. the adverse effect, if any, of the violation on a Fund or other of Adviser's clients;

                           5. the market value and liquidity of the class of securities involved in the violation;

                           6. the prior violations of the Code, if any, by the violator; and

                           7.       the circumstances of discovery of the
                                    violation.

         B.       NON-EXCLUSIVITY OF SANCTIONS

                  The imposition of sanctions hereunder by the Board of Directors of Adviser shall not preclude the imposition of additional sanctions by the Board of Directors of a Fund and shall not be deemed a waiver of any rights by a Fund. In addition to sanctions which may be imposed by the Boards of Directors of Adviser and a Fund, persons who violate this Code may be subject to various penalties and sanctions including, for example, (i) injunctions; (ii) treble damages; (iii) disgorgement of profits; (iv) fines to the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and (v) jail sentences.

         C.       INADVERTENT VIOLATIONS

                  A transaction by Access Persons inadvertently effected in violation of the prohibitions set forth in Section 7.C., will not be considered a violation of this Code and disgorgement (or liquidation) will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 6 above and without actual knowledge that such Security was being considered for purchase or sale, a pending buy or sell order existed, or the security was otherwise subject to restriction.

15.      DEFINITIONS

         (a) "Access Person" means any director, officer, general partner, or employee of Adviser, or any natural person in a control relationship to Adviser who obtains information concerning recommendations made by Adviser with regard to the purchase or sale of a Security.

         (b) "Adviser" means Investment Advisers, Inc., IAI International Limited and IAI Securities, Inc.

         (c) "Advisers Act" means the Investment Advisers Act of 1940, as amended.

         (d)      "Affiliated Person" of another person means:

                  1. Any person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;

                  2. Any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

                  3. Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

                  4. Any officer, director, partner, co-partner, or employee of such other person;

                  5. If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

                  6. If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

         (e) "Associated Person" means any partner, officer or director of Adviser (or any person performing similar functions), or any person directly or indirectly controlling or controlled by Adviser, or any employee of Adviser.

         (f) "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. To have beneficial ownership, a person must have a direct or indirect pecuniary interest, which is the opportunity to profit directly or indirectly from a transaction in securities. Thus, a person may be deemed to have beneficial ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trust, corporations or other arrangements. For additional information, see Appendix A.

         (g) "Code" means this Code of Ethics, as amended from time to time.

         (h) "Control" shall have the meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended. For example, "control" means the power to exercise a controlling influence over the management or policies of a company. Beneficial ownership of more than 25% of the voting securities of a company is presumed to be "control" of such company.

         (i) "Disinterested Director" means a director of a Fund who is not an "interested person" of the Fund within the meaning of
                  Section 2(a)(19) of the Act.

         (j) "Fund" means each of the registered investment companies within the IAI Family of Funds.

         (k) "Insider" means Adviser or an Associated Person of Adviser, or any Affiliated Person thereof, or any member of the immediate family. Additionally, a person is deemed an "Insider" if such person enters into a special confidential relationship in the conduct of the affairs of Adviser, or any Affiliated Person thereof, and as a result is given access to Material nonpublic information. Examples of such Insiders include accountants, consultants, advisers, attorneys, bank lending officers, and the employees of such organizations.

         (l) "Insider Trading" means the use of Material nonpublic information to trade in a Security (whether or not one is an Insider) or the communication of Material nonpublic information to others. While the meaning of the term is not static, "Insider Trading" generally includes:

                  1. trading in a Security by an Insider, while in possession of Material nonpublic information;

                  2. trading in a Security by a person who is not an Insider, while in possession of Material nonpublic information, where the information either was disclosed to such person in violation of an Insider's duty to keep it confidential or was misappropriated; and

                  3. communicating Material nonpublic information to any person, who then trades in a Security while in possession of such information.

         (m) "Investment Personnel" means any Portfolio Manager or employee who provides investment-related information or advice to a Portfolio Manager or helps execute a Portfolio Manager's decisions, including securities analysts and traders.

         (n) "Material non-public information" means information that has not been effectively communicated to the marketplace, and for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Examples of material information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

         (o) "Member of immediate family" of a person includes such person's spouse, children under the age of twenty-five years residing with such person, and any trust or estate in which such person or any other member of his immediate family has a substantial beneficial interest, unless neither such person nor any other member of his immediate family is able to control or participate in the investment decisions of such trust or estate.

         (p) "Non-Executive Director" means a director of Adviser who is not an employee and who does not have timely access to purchases and sales of securities by Adviser or the making of recommendations with respect to such purchases and sales.

         (q) "Portfolio Manager" means any employee who has direct responsibility and authority to make investment decisions for a Fund or other client of Adviser.

         (r) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act. For example, "security" includes any note, stock, bond, debenture, certificate of interest or participation in any profit sharing agreement, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a securities exchange relating to foreign currency.

         (s) "Senior Management" means any officer of Adviser with the title of Senior Vice President or greater for Investment Advisers, Inc. and IAI Securities and Director or greater for IAI International, Inc. and such other persons as may be so notified in writing by the Director of Compliance. Such term shall not include Non-Executive Directors.

         (t) "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (u) "1940 Act" means the Investment Company Act of 1940, as amended.

                                                                      APPENDIX A

                       Definition of Beneficial Ownership

         The term "beneficial ownership" of securities would include not only ownership of securities held by an Access Person for his or her own benefit. Whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledges, securities owned by a partnership in which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

         Ordinarily, this term would not include securities held by executors or administrators in estates in which an Access Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

         Securities held in the name of another should be considered as "beneficially" owned by an Access Person where such person enjoys "benefits substantially equivalent to ownership". The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

         An Access Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an Access Person will be treated as being beneficially owned by the Access Person.

         An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.

                              .....................